EXHIBIT 10-G
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(JMB-XII)


                 FIRST AMENDMENT TO PURCHASE AGREEMENT
                     AND JOINT ESCROW INSTRUCTIONS
               (Park Center Plaza, San Jose, California)


     THIS FIRST AMENDMENT TO PURCHASE AGREEMENT AND JOINT ESCROW
INSTRUCTIONS (this "First Amendment"), is made as of February 10, 1998, by and between JMB/SAN JOSE ASSOCIATES, an Illinois general partnership ("Seller"), and DIVCO WEST PROPERTIES, LLC, a Delaware limited liability company ("Buyer"), with reference to the following facts:

     Seller and Buyer entered into that certain Purchase Agreement and Joint Escrow Instructions, dated as of December 3, 1997 (the "Purchase Agreement"). Each capitalized term used in this First Amendment, but not defined herein, shall have the meaning ascribed to it in the Purchase Agreement.

     Seller and Buyer desire to amend the Purchase Agreement as set forth in the First Amendment.

     NOW, THEREFORE, the parties agree as follows:

     Purchase Price.

     Price Reduction. Paragraph 2A of the Purchase Agreement is hereby deleted in its entirety and the following Paragraph 2A is hereby inserted in the place thereof: "The purchase price (the "Purchase Price") for the Property shall be the sum of Seventy-Six Million One Hundred Ninety-Five Thousand Dollars ($76,195,000.00)." Seller and Buyer hereby agree that the reduction to the Purchase Price represented by the foregoing has been agreed upon based on discussions by Seller and Buyer of Buyer's due diligence examinations, reviews and inspections and Buyer acknowledges that such adjustment appropriately and adequately takes such due diligence matters into account (including, without limitation, all roof, plaza basement pumping system and other physical matters, all environmental matters and all financial matters relating to such due diligence reviews). Environmental Matters. Without limitation on the foregoing matters, Buyer acknowledges that a portion of the foregoing Purchase Price reduction related to the alleged presence of Hazardous Material in groundwater at the Property and the alleged non-compliance with permitting requirements related to the discharge of pumped groundwater from the Property. Notwithstanding any other provision of the Purchase Agreement to the contrary, Buyer waives any and all rights it has or may have against Seller (including, without limitation, contribution rights under CERCLA) with respect to any Hazardous Material in groundwater at or from the Property, or with respect to any non-compliance with permitting requirements related to the discharge of pumped groundwater from the Property. At Closing, Buyer shall obtain from Zurich American/Steadfast Insurance Company the environmental liability insurance policy described in those certain letters dated January 23, 1998, and February 10, 1998, attached hereto as Schedule "I", such policy to have a liability limit of not less than $5,000,000, a deductible not to exceed $250,000, a term of not less than 10 years and an endorsement in favor of Seller. In the event that Buyer obtains such policy, Seller shall provide Buyer with a proration credit at Closing in an amount equal to the sum of Ten Thousand Dollars ($10,000). However, in the event Buyer fails to obtain such policy within sixty (60) days after the Closing, Buyer shall immediately refund to Seller the sum of Two Hundred and Fifty-Five Thousand Dollars ($255,000).

     Additional Escrow Deposit. The parties hereto agree that Buyer shall deliver the Additional Escrow Deposit to Escrow Holder within two (2) business days following the complete execution and delivery of this First Amendment. Notwithstanding anything to the contrary contained in the Purchase Agreement, the Additional Escrow Deposit shall not be an uncashed check of Buyer but shall be made by bank or cashier's check drawn on a major national money center banking institution (or by other delivery of good funds reasonably acceptable to Seller), the proceeds of which shall be held by Escrow Holder as part of the Escrow Deposit under the Purchase Agreement.
     Satisfaction of Certain Conditions.

     A. Due Diligence Period. Buyer hereby acknowledges that the Due Diligence Period has expired and that condition precedent set forth in Paragraph 4B of the Purchase Agreement has been satisfied or waived. Without limitation thereon, Buyer hereby acknowledges that Buyer has approved all title and survey matters and waives the provisions of Paragraph 4A(1) of the Purchase Agreement.

     B. Estoppel Certificates. Buyer hereby acknowledges that Buyer has received, reviewed and approved all Tenant Estoppel Certificates delivered to Buyer and that the condition set forth in Paragraph 4C of the Purchase Agreement is deemed satisfied. Without limitation thereon, Buyer acknowledges that the Stephenz Group estoppel contains certain claims related to proposed amendments which Buyer elected not to approve and, as a result, Seller has not executed (and Buyer agrees to acquire the Property subject to such claims, and releases Seller from any liability or obligation to Buyer or its successor and assigns in connection therewith). Buyer further acknowledges that no Seller's Estoppel shall be required at closing under the Purchase Agreement.

     Closing Date and Procedure. Notwithstanding anything to the contrary provided in the Purchase Agreement, including, without limitation, the provisions of Paragraph 5 thereof, the "Closing Date" shall mean
February 24, 1998. Notwithstanding the Escrow closing provisions of the Purchase Agreement, Buyer hereby acknowledges that Seller shall have the right, upon not less than three (3) business days' prior written notice, to require that the closing of the purchase and sale transactions occur at a closing conference to be held on the Closing Date at the offices of Buyer's counsel, Orrick, Herrington & Sutcliffe at 400 Sansome Street, San Francisco, California 94111-3143.

     Heritage Bank Lease. Buyer hereby acknowledges that Buyer has approved the Heritage Bank of Commerce lease pursuant to that certain Lease Agreement dated November 18, 1997. In that connection, Buyer shall pay all third party leasing commissions (including those payable to Heitman) not to exceed the sum of Forty-Two Thousand Five Hundred Dollars ($42,500.00) and third party tenant improvements costs with respect to such extension agreement. Buyer further agrees that the rent commencement date may be extended for up to two (2) months after the original date specified in such extension agreement.

     Termination of Parking Lease. Seller covenants and agrees to terminate effective as of the Closing that certain parking agreement dated as of October 23, 1986 between Seller and Standard Parking Corporation, a California corporation, as amended by those certain amendments dated as of March 17, 1987, December 27, 1991, August 17, 1995 and April 3, 1996.
Miscellaneous. Seller hereby approves an assignment of the Purchase Agreement (as amended hereby) to Park Center Plaza, LLC, a Delaware limited liability company formed by Buyer (the "Buyer Entity"), provided (i) such assignment shall be effective only at Closing, and (ii) Buyer Entity assumes the obligations of Buyer under the Purchase Agreement (as amended hereby). References in the Purchase Agreement to Seller being a "limited" partnership are hereby amended to reflect that Seller is a "general" partnership. The Exhibits attached hereto as Schedule "II" represent the final Exhibits to be attached to the Purchase Agreement (provided, however, Buyer acknowledges that such Exhibits are hereby supplemented by matters disclosed in the Tenant Estoppel Certificates delivered to Buyer prior to the date hereof).


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     No Other Amendment; Conflict.  Except as set forth in this First
Amendment, the provisions of the Purchase Agreement shall be, and remain, in full force and effect (such Purchase Agreement being hereby ratified and confirmed by the parties hereto notwithstanding any prior termination thereof). If any provision of this First Amendment conflicts with any provision of the Purchase Agreement, then the provisions of this First Amendment shall prevail.

     Counterparts. This First Amendment may be signed in multiple counterparts (including facsimile counterparts) which, when signed by all parties, shall constitute a binding agreement.

     IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

                      BUYER:

                      DIVCO WEST PROPERTIES, LLC,
                      a Delaware limited liability company

                      By:   David A. Taran
                            Member



                      SELLER:

                      JMB/SAN JOSE ASSOCIATES,
                      an Illinois limited partnership

                      By:   JMB Income Properties, Ltd.-XI,
                            an Illinois general partnership,
                            General Partner

                      By:   JMB Realty Corporation,
                            a Delaware corporation,
                            General Partner

                      By:
                      Its:


                      By:   JMB Income Properties, Ltd.-XII,
                            an Illinois general partnership,
                            General Partner

                      By:   JMB Realty Corporation,
                            a Delaware corporation,
                            General Partner

                      By:
                      Its:


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                             Schedule "I"
               to first amendment to purchase agreement
                    and joint escrow instructions"


                             See Attached

                             Schedule "II"
               to first amendment to purchase agreement
                    and joint escrow instructions"


                             See Attached